Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/2008	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Alstom Power	SOLD	9%	12/10/96	$8,137,994	3/15/05	$12,000,000	$1,023,528
Avaya	100%	9%	6/24/98	$5,512,472	N/A	N/A	N/A
Cort	SOLD	24%	7/31/98	$6,566,430	9/11/03	$5,770,000	$1,315,906
47320 Kato Road	100%	9%	7/21/98	$8,983,110	N/A	N/A	N/A
Gartner	SOLD	26%	9/20/99	$8,347,618	4/13/05	$12,520,404	$3,241,531
360 Interlocken Boulevard	30%	9%	3/20/98	$8,567,344	N/A	N/A	N/A
Iomega	SOLD	9%	4/1/98	$5,934,250	1/31/07	$4,867,000	$411,759
Johnson Matthey	SOLD	26%	8/17/99	$8,056,392	10/5/04	$10,000,000	$2,529,819
1315 West Century Drive	SOLD	9%	2/13/98	$10,361,070	12/22/06	$8,325,000	$708,328
20/20 Building	91%**	26%	7/2/99	$9,546,210	N/A	N/A	N/A
111 Southchase Blvd.	SOLD	26%	5/18/99	$5,121,827	5/23/07	$7,625,000	$1,892,289
WEIGHTED AVERAGE	85.4%

*	The Acquisition Price does not include the up-front sales charge.
**	The Nolan Real Estate Services Lease was signed on October 17, after the end of the quarter.

FUND FEATURES

OFFERING DATES	December 1997 – December 1998
PRICE PER UNIT	$10
A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions
A/B RATIO AT CLOSE OF OFFERING	79% to 21%
AMOUNT RAISED	$16,532,802

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended September 30, 2008. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XI is in the positioning-for-sale phase of its life cycle. The Fund now owns interests in four assets. At this time our focus involves leasing and marketing efforts that we believe will deliver greater operating performance for our investors.

The third quarter 2008 operating distributions were reserved (see “Estimated Annualized Yield” table). The General Partners anticipate that operating distributions will be reserved in the near-term, given the anticipated re-leasing expenses and capital improvements needed at the 360 Interlocken Boulevard property and the 20/20 Building.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

•

The Alstom Power building was sold on March 15, 2005, following the lease renewal and extension with Alstom Power. Net sale proceeds of $1,023,528 were allocated to Fund XI. These proceeds were included in the November 2005 distribution.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2010.

•	The Cort building was sold in September 2003, and net sale proceeds of $1,315,906 were allocated to the Fund. These proceeds were distributed to the limited partners in May 2005.

•	47320 Kato Road is located in Fremont, California, in the Silicon Valley region. TCI International has leased the entire building through November 2009.

•

The Gartner building, located in Fort Myers, Florida, was sold on April 13, 2005, as part of a larger portfolio sale. The net sale proceeds allocated to the Fund from this sale were $3,241,531. We have used $340,000 of these proceeds for Fund-level operations expenses and re-leasing costs for the 111 Southchase and 20/20 properties. The November 2005 distribution included $1,930,746 of these proceeds. The remaining $970,785 was included in the net sale proceeds distribution in August 2007.

•

The 360 Interlocken Boulevard property is located in the Broomfield submarket of Denver, Colorado. The majority of this building was leased to Gaiam through May 2008, when their lease expired. We are actively marketing the property for new tenants.

•

The Iomega building, located in Ogden, Utah, was sold on January 31, 2007, and net sale proceeds of approximately $411,759 were allocated to the Fund. These proceeds were included in the net sale proceeds distribution paid in November 2007.

•

The Johnson Matthey property was sold on October 5, 2004, and $2,529,819 in net sale proceeds was allocated to Fund XI. Of these proceeds, $984,093 was distributed to the limited partners in May 2005. The remaining proceeds were included in the November 2005 distribution.

•

The 1315 West Century Drive building, located in Louisville, Colorado, was sold on December 22, 2006. Net sale proceeds allocated to the Fund totaled $708,328. We used $120,000 of these proceeds to fund a portion of the re-leasing capital at 111 Southchase. Net sale proceeds of $129,215 were distributed to the limited partners in August 2007. The remaining proceeds were paid in November 2007.

•

The 20/20 Building is located in Kansas City, Kansas. The building is leased to two divisions of Blue Cross and Blue Shield of Kansas City, with a new five year lease executed with Nolan Real Estate Services bringing the occupancy to 91%. We continue to aggressively market the remaining vacant space for lease.

•

111 Southchase Boulevard was sold on May 23, 2007, following the lease execution with Caterpillar, Inc. Net sale proceeds of $1,892,289 were allocated to the Fund. Approximately $1,099,128 was included in the net sale proceeds paid in November 2007, and another $245,000 was used to fund re-leasing costs at 20/20 and portfolio-level operations. The remaining proceeds of $548,161 are being reserved at this time.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/07(3)
PER “A” UNIT	$10	$4.95	N/A	$5.14	$2.20
PER “B” UNIT	$10	$0.00	$0.32	$9.82	$1.71

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.

(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 2007 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2008	Reserved	Reserved	Reserved
2007	Reserved	Reserved	Reserved	Reserved	0.00%
2006	Reserved	Reserved	Reserved	Reserved	0.00%
2005	2.00%	Reserved	Reserved	Reserved	0.50%
2004	Reserved	6.50%	2.00%	Reserved	2.13%
2003	8.00%	6.50%	8.00%	6.50%	7.25%
2002	9.50%	9.50%	9.50%	9.00%	9.38%
2001	9.75%	9.75%	9.75%	9.75%	9.75%
2000	9.00%	9.25%	9.50%	9.75%	9.38%
1999	6.00%	6.00%	8.00%	8.24%	7.06%

TAX PASSIVE LOSSES—CLASS “B” PARTNERS

2007	2006	2005		2004	2003	2002
-17.35%**	11.15%	-39.24	%**	8.38%	16.75%	10.48%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

For a more detailed quarterly financial report, please refer to Fund XI’s most recent 10-Q filing, which can be found on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPMPFLYI0810-0939	© 2008 Wells Real Estate Funds